Exhibit 5.1

July 21, 2015

AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, Georgia 30076

Re:	AdCare Health Systems, Inc. – At the Market Offering of 10.875% Series A Cumulative Redeemable Preferred Stock
Ladies and Gentlemen:
We have acted as counsel to AdCare Health Systems, Inc., a Georgia corporation (the “Company”), in connection with the proposed offering and sale from time to time by the Company of up to 800,000 shares (the “Shares”) of its 10.875% Series A Cumulative Redeemable Preferred Stock, no par value per share (the “Series A Preferred Stock”), on terms to be determined at the time of the offering thereof, pursuant to the Registration Statement on Form S-3 (No. 333-201462) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). A prospectus supplement dated July 21, 2015, which together with the prospectus filed with the Registration Statement constitute the “Prospectus,” will be filed with the Commission on or about July 21, 2015, pursuant Rule 424(b) promulgated under the Securities Act.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Prospectus; (iii) those certain At Market Issuance Sales Agreements (collectively, the “Sales Agreements”), each dated as of July 21, 2015, by and between the Company and each of MLV & Co. LLC and JMP Securities LLC, as sales agents (each, an “Agent”); (iv) resolutions of the Board of Directors of the Company (the “Board”) and the Equity Committee of the Board (the “Equity Committee”), as provided to us by the Company, with respect to the authorization of the Shares and related matters; (v) the Company’s Articles of Incorporation, as amended and as currently in effect (the “Articles”); and (vi) the Company’s Bylaws, as currently in effect. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, other than with respect to the Company, the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

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AdCare Health Systems, Inc.
July 21, 2015

In connection with this opinion, we have further assumed that: (i) the Board or the Equity Committee will have authorized the delivery by the Company of one or more placement notices to an Agent pursuant to the applicable Sales Agreement specifying the number of Shares to be sold pursuant thereto, the time period during which sales of such Shares are requested to be made and the minimum price below which such sales may not be made; (ii) all such sales will be made in compliance with the minimum price and other terms set forth in such placement notices and the applicable Sales Agreement and in the manner set forth in the Prospectus; (iii) any Shares issued from time to time will not, in the aggregate, exceed the maximum authorized number of shares of Series A Preferred Stock under the Articles, as amended from time to time, minus the number of shares of Series A Preferred Stock that may have been issued and are outstanding, or are reserved for other purposes, at such time; and (iv) at the time of each issuance and sale of any Shares, the Company will continue to be validly existing as a corporation under the laws of the State of Georgia, with the requisite corporate power and authority to issue and sell all such Shares at such time.
We are members of the Bar of, and are admitted to practice law in, the State of Georgia. Accordingly, we do not express any opinion concerning any law other than the laws of the State of Georgia.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Shares have been issued and delivered by the Company in accordance with the terms of the Sales Agreements and upon payment of the consideration therefor as provided therein, the Shares will be validly issued, fully paid and non-assessable.
Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. It is possible that future changes or developments in facts, circumstances or applicable law could alter or affect the opinion expressed herein; however, we do not undertake to update or supplement this opinion or to otherwise advise the Company or any other person of any change in respect of any event, circumstance, law, code, statute, rule or regulation, or its construction or application, that becomes relevant after the date hereof.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8−K and to the reference to our firm in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Rogers & Hardin LLP
ROGERS & HARDIN LLP